EXHIBIT 12

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2006 Annual Report on Form 10-K

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	July 2, 2006		July 3, 2005		June 27, 2004		June 29, 2003		June 30, 2002
Earnings

Income before income taxes	$152,366		$174,315		$205,004		$118,578		$80,510
Less: Equity income from equity investees	(4,174)		(5,336)		(7,876)		(5,224)		(6,181)
Add: Fixed charges	45,248		39,232		42,166		42,483		46,448
Distributed income of equity investees	4,632		5,967		4,392		4,080		2,426

Earnings as defined	$198,072		$214,178		$243,686		$159,917		$123,203

Fixed Charges

Interest expense	$40,085		$34,929		$35,694		$38,380		$42,305
Amortization of discounts related to indebtedness	829		758		758		782		888
Imputed interest on deferred revenue	1,177		1,196		1,213		1,227		1,240
Interest expense as reported	42,091		36,883		37,665		40,389		44,433

Amortization of deferred financing fees	1,708		1,233		3,778		1,519		1,420
Portion of rent expense relating to interest	1,449		1,116		723		575		595

Fixed charges as defined	$45,248		$39,232		$42,166		$42,483		$46,448

Ratio of earnings to fixed charges	4.4	x	5.5	x	5.8	x	3.8	x	2.7	x